CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 of M-Systems Flash Disk Pioneers Ltd. (the "Company") for the registration of $75 million of 1% Convertible Senior Notes due 2035 of M-Systems Finance Inc., the Company`s Guarantee and  2,634,960 of its Ordinary Shares, currently issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated January 19, 2005 with respect to the consolidated financial statements of the Company included in its Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

KOST, FORER GABBAY & KASIERER	Tel-Aviv, Israel
A Member of Ernst & Young Global	July 18, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 of M-Systems Flash Disk Pioneers Ltd. for the registration of $75 million of 1% Convertible Senior Notes due 2035 of M-Systems Finance Inc., M-Systems Flash Disk Pioneers Ltd. Guarantee and 2,634,960 of M-Systems Flash Disk Pioneers Ltd. Ordinary Shares, currently issuable upon conversion of the Notes, of our report dated January 19, 2005 with respect to the financial statements of Twinsys Data Storage Limited Partnership included in M-Systems Flash Disk Pioneers Ltd. Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

KOST, FORER GABBAY & KASIERER	Tel-Aviv, Israel
A Member of Ernst & Young Global	July 18, 2004

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